Exhibit 10.16

Amendment to ATK Restricted Stock Award Agreement

(Vista Outdoor Inc. Employees or Former ATK Sporting Group Employees)

This Amendment applies to any shares of restricted stock (“Restricted Shares”) of Alliant Techsystems Inc. (“ATK”) that have been awarded to you and that are not vested at the time of the distribution of all the outstanding shares of Vista Outdoor Inc. (“Vista”) to the stockholders of ATK (the “Spin-off”) pursuant to the Transaction Agreement, dated April 28, 2014, among Vista, ATK, Vista Merger Sub Inc. and Orbital Sciences Corporation, as it may be amended from time to time (the “Transaction Agreement”).  In accordance with the terms of the Transaction Agreement, each applicable Restricted Stock Award Agreement that you have is amended as follows:

1.  Vista Restricted Shares.  At the time of the Spin-off, you will receive two shares of Vista common stock (“Vista Restricted Shares”) for each ATK Restricted Share.  The Vista Restricted Shares that you receive are subject to the same vesting requirements and the other terms and conditions as in effect prior to the Spin-off for the ATK Restricted Shares to which they relate.

2.  ATK Shares.  Each ATK Restricted Share that was granted to you more than one year prior to the Spin-off shall vest immediately following the Spin-off.  Each ATK Restricted Share that was granted to you less than one year prior to the Spin-off shall vest on the first anniversary of its date of grant, subject to your continued employment with Vista and the other terms and conditions as in effect prior to the Spin-off for the ATK Restricted Shares to which they relate.

3.  For purposes of your Restricted Stock Award Agreements and this Amendment, following the Spin-off, (a) references to your employment shall mean your employment with Vista, (b) any references to a Change in Control shall only mean a change in control of Vista, as defined for purposes of equity awards granted under the Vista Outdoor Inc. 2014 Stock Incentive Plan, but the Change in Control vesting provisions shall apply to both your ATK Restricted Shares and your Vista Restricted Shares, (c) references to the ISP shall mean the Vista Outdoor Inc. Income Security Plan and (d) references to ATK shall mean Orbital ATK, Inc.

4.  Except as modified by this Amendment, the other terms and conditions of the applicable Restricted Stock Award Agreements remain in effect.